Exhibit 10.3

PNM RESOURCES, INC.
2010 OFFICER INCENTIVE PLAN

INTRODUCTION

PNM Resources, Inc. (the “Company”) has adopted the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “PEP”), which was approved by the Company’s shareholders and became effective in May 2009. The Company also has adopted this 2010 Officer Incentive Plan (the “Plan”) for the purpose of providing annual cash-based incentive awards (each an “Award”) to eligible Officers (as defined below).1  The Awards payable to Officers under the Plan are intended to qualify as Performance Cash Awards granted pursuant to Section 9.4 of the PEP.  In the case of Officers who are Covered Employees as defined by the PEP, the portion of the Award that is based on Performance Criteria specified in Section 2.1(dd) of the PEP shall be treated as a separate grant that is intended to qualify as a Performance-Based Performance Cash Award granted pursuant to Section 12 of the PEP.

Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings given to them under the terms of the PEP.

 ELIGIBILITY

All Officers of the Company and its Affiliates are eligible to participate in the Plan with the exception of the First Choice Power, L.P. (“FCP”) or Optim Energy, LLC (“Optim”) officers, who may be eligible to participate in other incentive plans.  For purposes of the Plan, the term “Officer” means any employee of the Company or any Affiliate (other than FCP or Optim) who has the title of Chief Executive Officer, President, Executive Vice President, Senior Vice President or Vice President and who is in salary grade H18 or higher.

PLAN OBJECTIVES

The Plan is designed to motivate and reward eligible Officers for benefiting the Company’s shareholders by achieving and exceeding the Performance Goals (as defined below) established for such Officers.

 PERFORMANCE PERIOD

The period over which the Officer’s performance will be measured for purposes of determining whether Awards are payable under the Plan began on January 1, 2010 and ends on December 31, 2010 (the “Performance Period”).  The Board Governance and Human Resources Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), in its sole discretion, reserves the right to adjust, amend or suspend the Plan during the Performance Period.

1 The Plan was originally signed by Alice Cobb, SVP and CAO on March 31, 2010.  This version of the Plan represents a conformed version of the Plan document signed on March 31, 2010 which incorporate Ms. Cobb’s handwritten amendments to the original Plan.

AWARD DETERMINATION

Awards are based on the Earnings Per Share (“EPS”) levels set forth in Table 1 below, the weighting between Corporate and Business Area goals as described in Table 2 and Award levels achieved as described in Table 3.

Earnings Per Share

First, for any Awards to be payable to eligible Officers, the Company must achieve the Threshold EPS level set forth in Table 1 below.  If the Company does not achieve the Threshold EPS level, no Awards are payable under the Plan to any Officers.

For purposes of the Plan, the Company’s EPS will be the net earnings, excluding non-recurring items that do not factor into ongoing earnings, divided by the average number of common shares of PNM Resources, Inc, common stock used to calculate diluted EPS as reported in the Company’s 10-K filed for 2010.  The Committee’s determination of the EPS shall be binding and conclusive.

TABLE 1:

PNMR EPS
No Award	Less than $0.60
Threshold	Greater than or equal to $0.60 and less than $0.64
Target	Greater than or equal to $0.64 and less than $0.75
Maximum	Greater than or equal to $0.75

If the Threshold, Target or Maximum EPS level is achieved, the aggregate potential Awards payable to the Officers at that level of performance (e.g., the aggregate level of Awards payable at Threshold, Target or Maximum as shown in Table 3 below) will make up the Potential Award Pool.  If the actual EPS exceeds the minimum level for that performance level by at least $0.01, but is less than the maximum level for that performance level (e.g., if the actual EPS exceeds $0.60 but is less than $0.64) the Potential Award Pool will be increased by using straight line interpolation between the size of the Potential Award Pool based on the attained level (e.g., Threshold) and the size of the Potential Award Pool at the next higher level (e.g., Target). The Potential Award Pool is capped at the Maximum Award level. The Committee has the discretion to increase the Potential Award Pool by an amount less than amount determined by using straight-line interpolation.

Corporate and Business Area Scorecards

The Corporate Goals Scorecard and Business Area Scorecards with each Performance Measure are defined and maintained by the PNM Resources, Inc. Management Systems Group.  The performance of the Chief Executive Officer (“CEO”), Senior Officers (Executive

Vice Presidents and Senior Vice Presidents), and Vice Presidents will be measured against their respective Scorecards based on the weightings set forth in Table 2.

TABLE 2:

Scorecard Results
Scorecard Level	Corporate Weighting	Business Area Weighting
CEO & Senior Officers	100%	0%
Vice Presidents	50%	50%

Performance Award Pools

The Performance Award Pool for each Business Area is the amount that could be paid in the aggregate to the Officers included in that Business Area based on performance alone (i.e. determined without regard to any limitations based on EPS levels set forth in Table 3).  The Performance Award Pool for a Business Area will be determined by using the following multi-step process:

a)	Select the Scorecard results from the appropriate Corporate Goal and/or Business Area Scorecards;

b)	Then multiply each result by the appropriate weighting for the Scorecard as set forth in Table 2 above;

c)	Then multiply the total Officer salaries for that Business Area times the Target Award Level as set forth in Table 3 below;

d)	Then multiply the result of each Scorecard (step b) times the result of Officer salaries (step c); and

e)	Sum the results for the Vice President participants.

Award Levels

For purposes of the Plan, the Chief Executive Officer, the Executive Vice President, and the Senior Vice Presidents are measured 100% on the Corporate Goals Scorecard and Vice Presidents are measured 50% on the Corporate Goals Scorecard and 50% on the Business Area Goals Scorecard as set forth in Table 2 above.

The amount of the potential Award payable to any Officer based upon his or her Business Area’s level of achievement of its Performance Goals, expressed as a percentage of the Officer’s base salary determined as of January 1, 2010, is as follows:

TABLE 3:

Award Levels	Threshold	Target	Maximum
CEO	28.0%	70.0%	140.0%

Senior Officers	20.0%	50.0%	100.0%

Vice-Presidents	12.6%	31.5%	63.0%

The Selected Award Pool for a Business Area will be allocated among the Officers in that Business Area based upon the amount potentially payable to that Officer, as determined in accordance with Table 3, for the level of performance (Threshold, Target or Maximum) attained by Corporate and/or the relevant Business Area, as compared to the similar amounts payable to all Officers of that Business Area at the relevant performance level.  The Selected Award Pool, the amount that will actually be paid to the Officers included in the appropriate Business Area, will equal the lesser of the Potential Award Pool (which as noted above is based solely on the EPS level) or the Performance Award Pool (which is based solely on performance as measured and calculated in accordance with the process above).

In no event will the amount payable to an Officer exceed the indicated percentage of the Officer’s base salary, as in effect on January 1, 2010, as determined in accordance with Table 3.

AWARD APPROVAL AND PAYOUT TIMING

In January 2011, the Committee will determine and certify the level of Awards, if any, payable for the Performance Period in the manner described above.  The final Awards calculation and recommendation to the Committee by management is reviewed and certified by the VP, Human Resources, Director, Audit Services, Director, Management Systems group, and Corporate Controller respectively.  The Board then will approve the CEO’s Award and the Committee will have final approval authority for all other Officer Awards.  To the extent Awards are payable under the Plan, the Company will make such payment on or before March 15, 2011 in a single lump sum cash payment subject to applicable withholding as described below.

PROVISIONS FOR A CHANGE IN CONTROL

If a Change in Control occurs during the Performance Period and the Officer still is employed by the Company or an Affiliate (for purposes of this section, Optim and FCP are not included as Affiliates) at the end of the Performance Period, the Officer may be entitled to receive an Award for such Performance Period.  If the Plan is modified after the occurrence of a Change in Control in a manner that has the effect of reducing the amounts otherwise payable under the Plan, the Officer shall receive, at a minimum, an Award equal to 50% of the Maximum Award available under this Plan for the Performance Period.  Such Award will be payable in a single lump sum cash payment on or before March 15, 2011.

PRO-RATA AWARDS FOR PARTIAL SERVICE PERIODS

In certain circumstances (as set forth below) Officers may or may not be eligible for a Pro-rata  Award under the Plan.

The following Officers may be eligible for a Pro-rata Award:

-	Officers who are newly hired during the Plan Year and are employed by the Company or an Affiliate (including FCP or Optim) on the day on which Awards are distributed for the Performance Period.

-
Employees or Officers who are promoted, transferred or demoted during the Performance Period and are employed by the Company or an Affiliate (including FCP or Optim) on the day on which Awards are distributed for the Performance Period.

-
Officers who are on leave of absence for any full months during the Performance Period and are employed by the Company or an Affiliate (including FCP or Optim) on the day on which Awards are distributed for the Performance Period.

-
Officers who terminate employment with the Company or an Affiliate during the Performance Period due to Impaction (as defined in the PNM Resources, Inc. Non-Union Severance Pay Plan), Retirement on or after the Officer’s Normal Retirement Date, Change in Control (as defined in the PNM Resources, Inc. Officer Retention Plan) or Disability (as defined in the PNM Resources Executive Savings Plan II).

-	Officers who die during the Performance Period, in which case the Award will be paid to the spouse of a married Officer, including same sex spouse, or the estate of an unmarried Officer.

The following Officers are not eligible for any Award, including a Pro-rata Award:

Officers who:

-Terminate employment with the Company or an Affiliate on or before the date on which Awards are distributed for the Performance Period for any reason other than death, Impaction, Retirement, Change in Control or Disability;

- Elect voluntary separation or Retirement in lieu of termination for performance or misconduct.

If an Officer is eligible for a Pro-rata Award, it will be calculated based on the number of full months that the Officer was actively employed at each eligibility level during the Performance Period compared to the number of full months included in the Performance Period.  (Note:  Any month in which an Officer is actively on the payroll for at least one day will count as a full month.) Any Pro-rata Awards to which an Officer becomes eligible pursuant to this paragraph will be paid to the Officer in a single lump sum cash payment subject to applicable withholding on or before March 15, 2011.

ETHICS

The purpose of the Plan is to fairly reward performance achievement.  Any Officer who manipulates or attempts to manipulate the Plan for personal gain at the expense of customers, other employees, or the Company or its Affiliates, will be subject to disciplinary action, up to and including termination of employment, and will forfeit and be ineligible to receive any Award under the Plan.

NONTRANSFERABLE

No Award may be assigned or transferred by an Officer other than by will or the laws of descent and distribution of the State in which the Officer is employed.

WITHHOLDING

The Company or any Affiliate has the authority and the right to deduct or withhold, or to require an Officer to remit to the Company, an amount sufficient to satisfy federal, state, and local and foreign taxes (including the Officer’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  Any potential payment to an Officer under the terms of this Plan also is subject to withholdings and deductions by the Company or any Affiliate, and the Officer hereby authorizes the Company or any Affiliate to apply such withholdings and deductions to liquidate and reduce any outstanding debt or unpaid sums owed by the Officer to the Company or any Affiliate or to the successor of either of them.

NO RIGHTS OF OWNERSHIP

While the Plan is intended to provide Officers with the opportunity to share in the success of the Company and its Affiliates, the Plan is merely an incentive plan and does not give any Officer any of the rights of ownership of the Company or any Affiliate or provide any security interest in any assets of the Company or any Affiliate.

CONTINUATION OF EMPLOYMENT

This Plan shall not be construed to confer upon any Officer any right to continue in the employment of the Company or any Affiliate and shall not limit the right of the Company or any Affiliate, in its sole discretion, to terminate the employment of any Officer at any time, or in accordance with any written employment agreement the Company and Officer may have.

Approved by:

/s/ Alice A. Cobb
Alice A. Cobb, SVP and Chief Administrative Officer

March 31, 2010
Date